INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 333-21141 of Carson, Inc. on Form S-8 of our report dated March 7, 1997 (June 30, 1997 as to Note 15) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for inventories and the related retroactive restatement of the consolidated financial statements), appearing in this Annual Report on Form 10-K/A of Carson, Inc. for the transition period from April 1, 1996 to December 31, 1996.


DELOITTE & TOUCHE LLP

Atlanta, Georgia

October 7, 1997